Exhibit h(1)(e)(18)
SUPPLEMENT TO DISTRIBUTION CONTRACT
Allianz Funds
1633 Broadway
New York, New York 10019
June 19, 2013
Allianz Global Investors Distributors LLC
1633 Broadway
New York, New York 10019

Re:	AllianzGI Small-Cap Blend Fund
Ladies and Gentlemen:
     This will confirm the agreement between the undersigned (the “Trust”) and Allianz Global Investors Distributors LLC (the “Distributor”) as follows:
     1. The Trust is an open-end management investment company organized as a Massachusetts business trust and consisting of such separate investment portfolios as have been or may be established by the Trustees of the Trust from time to time. Up to seven separate classes of shares of beneficial interest in the Trust are currently offered to investors with respect to each investment portfolio. AllianzGI Small-Cap Blend Fund (the “Additional Fund”) is a separate investment portfolio of the Trust.
     2. The Trust and the Distributor have entered into a Distribution Contract (the “Contract”) dated February 17, 2012, pursuant to which the Distributor has agreed to be the distributor of shares of beneficial interest in the Trust.
     3. In accordance with paragraph 1 of the Contract, the Trust and the Distributor hereby designate the Additional Fund as an additional investment portfolio to which the Contract pertains and adopt the Contract with respect to the Additional Fund, the terms and conditions of the Contract being hereby incorporated herein by reference.
     4. This Supplement and the Contract shall become effective with respect to the Additional Fund on the date hereof and shall remain in full force and effect continuously as to the Additional Fund and a class of shares thereof (unless terminated automatically as set forth in paragraph 17 of the Contract) until terminated:
     (a) Either by the Additional Fund or by the Distributor by not more than sixty (60) days’ nor less than thirty (30) days’ written notice delivered or mailed by registered mail, postage prepaid, to the other party; or

     (b) Automatically as to the Additional Fund at the close of business one year from the date hereof, or upon the expiration of one year from the effective date of the last continuance of the Contract, whichever is later, if the continuance of the Contract is not specifically approved at least annually by the Trustees of the Trust or the shareholders of the Additional Fund by the affirmative vote of a majority of the outstanding shares of the Additional Fund and by a majority of the Trustees of the Trust who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plans (as defined in the Contract) or the Contract by vote cast in person at a meeting called for the purpose of voting on such approval.
     Action by the Additional Fund under (a) above may be taken either (i) by vote of the Trustees of the Trust, or (ii) by the affirmative vote of a majority of the outstanding shares of the Additional Fund. The requirement under (b) above that the continuance of this Contract be “specifically approved at least annually” shall be construed in a manner consistent with the Investment Company Act of 1940 Act and the rules and regulations thereunder, as amended from time to time.
     Termination of this Addendum and the Contract pursuant to this section shall be without the payment of any penalty.
     The termination of, or failure to renew, the Contract with respect to any investment portfolio of the Trust (including the Additional Fund) or class of shares thereof shall not impair the continued effectiveness of the Contract with respect to any other investment portfolio of the Trust or class thereof as to which it has not been terminated (or has been renewed).
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     If the foregoing correctly sets forth the agreement between the Trust and the Distributor, please so indicate by signing and returning to the Trust the enclosed copy hereof.
Very truly yours,
Allianz Funds

By:	/s/Brian S. Shlissel
	Name:	Brian S. Shlissel
	Title:	President

ACCEPTED:

Allianz Global Investors Distributors LLC

By:	/s/ John Carroll Name: John Carroll
Title: President